Exhibit 10.41

EMPLOYEE NONDISCLOSURE AND NONCOMPETE AGREEMENT

THIS AGREEMENT (“Agreement”), made as of the 5 day of Sept, 2007, by and between GENERAC POWER SYSTEMS, INC., a Wisconsin corporation with its principle place of business located in Waukesha, Wisconsin (“Employer”), and Clement Feng (“Employee”).

WITNESSETH:

WHEREAS, Employer is engaged in the business of manufacturing and selling various types of motors, generators and related parts and equipment and in connection therewith has developed processes, know-how technology, designs and certain supplier and customer relationships, as well as marketing, and strategic business planning information not known publicly or otherwise in the public domain (the “Confidential Information”); and

WHEREAS, pursuant to Employee’s employment with Employer he will be entrusted with and have access to the Confidential Information and may, pursuant to his employment with Employer, contribute to, conceive, develop and/or reduce to practice new modifications or improvements to the Confidential Information and Employee will assist Employer in attempting to gain a competitive advantage will gain intimate knowledge of Employer’s business and competitive practices;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, IT IS AGREED:

1.               Ownership of the Confidential Information. Employee agrees that the Confidential Information contributed to, conceived, developed and/or reduced to practice by Employee, either alone or in conjunction with others, during his employment with Employer shall be the sole and exclusive property of Employer.

2.               Nondisclosure of the Confidential Information. Except as necessary to perform Employee’s employment duties for employer, Employee shall not, either directly or indirectly, as an agent, employee, consultant, partner, shareholder or in any other capacity, use the Confidential Information or disclose it to anyone including but not limited to employees, former employees at any time, either during or subsequent to Employee’s employment by Employer, without the prior written consent of a duly authorized officer of Employer. This paragraph shall not apply to Employee’s disclosure, after termination of his employment with Employer, of Confidential Information which becomes generally known to the public other than as a result of Employee’s breach of this Agreement.

3.               Disclosure to Employer. Employee shall promptly and fully disclose to Employer, from time to time during his employment with Employer, all the Confidential Information contributed to, conceived, developed and/or reduced to practice by Employee either alone or with others.

4.               Restrictions on Competition. For a period of one (1) year from the date of the termination of employment, Employee agrees to not render services directly or indirectly for Employee’s own account or to any person, partnership, or corporation in a line of business competitive with Generac Power Systems, Inc. in North America. It is understood, however, that Employee may accept employment with a diversified company, so long as my employment pertains solely to that part of its business, which is not in competition with any business of Generac Power Systems, Inc.

5.               Delivery of Documents Upon Termination of Employment. Upon termination of Employee’s employment with Employer for any reason, Employee will promptly deliver to Employer all correspondence, drawings, manuals, letters, notes, notebooks, reports or an other documents embodying or concerning the Confidential Information in Employee’s possession.

6.               Employment Relationship. The employment relationship is “At-Will” and not for any definite period. The employment relationship may be terminated with or without cause and with or without notice, at any time, at the options of either the Employee or the Employer. No promises or statements inconsistent with “At-Will” employment have been made to Employee before this Agreement is signed, and said Agreement represents the true and final intent of Employer and Employee with respect to Employee’s relationship with Employer.

7.               Assignment to Employer. Employee hereby assigns and conveys to Employer his entire right, title and interest in and all the Confidential Information contributed to, conceived, developed and/or reduced to practice by Employee either alone or with others during his employment with Employer, and Employee shall, whenever requested to do so by Employer, execute any and all applications, assignments or the documents of instruments which Employer shall deem necessary to apply for, obtain and maintain Letters Patent of the United States or any foreign country, copyright protection, or to otherwise protect the Confidential Information and to assure Employer the full benefit of such assignment. The obligations described in this section shall continue beyond termination of Employee’s employment with employer with respect to the Confidential Information contributed to, conceived, developed and/or reduced to practice by Employee either alone or with others during his employment with Employer and shall be binding upon his assigns, heirs and personal representatives. If employee shall fail to make or refuse to execute any necessary applications, assignments or the documents or instruments relating to any of the Confidential Information contributed to, conceived, developed and/or reduced to practice by Employee either alone of with others, Employer shall have the authority, and this Agreement shall operate to give Employer authority to execute, seal and deliver as the act of Employee, any applications, assignments or other documents or instruments that may be necessary or appropriate to convey to Employer the entire right, title and interest in and to the Confidential Information and Employee agrees to hold employer and its assigns harmless by reason of employer’s acts pursuant to this section.

8.               Nonsoliciation of Employer’s Employees. During term of Employees employment with Employer and for a period of two years immediately following the termination of such employment for any reason, Employee shall not directly or indirectly contact, solicit or employ, or facilitate the contact, solicitation, or employment through any third party, of any employee of Employer or any person who had been an employee of Employer during the year immediately preceding Employee’s termination, for the purpose of providing business, products or services that are competitive with the business, products or services of Employer.

9.               Relationship with Suppliers. The parties agree that the profitability and good will of Employer depends on continued, amicable relationships with its suppliers and the Employee agrees, during his employment with Employer and for two years thereafter, he will not cause, request or advise any Supplier of Employer to curtail or cancel its business relationship with Employer nor shall he solicit business from any Supplier of the Employer during such period on behalf of its competitors.

10.         Geographic and Service Limitations on Restrictive Covenants. Employee acknowledges that the restriction of competition is limited to provision of the same or similar services as those performed by Employee for the Corporation during Employee’s employment with the Corporation. Notwithstanding the foregoing, this provision shall not prohibit Employee from performing any services for any entity if such services are performed outside the United States unless those services were provided outside the United States during the term of his employment. Nor shall it prohibit Employee from performing any services for any entity if such services are in no way related to any business, which is competitive with the business of the Corporation.

11.       Notification by Employee. Employee agrees to notify any prospective employer of the existence and nature of this Agreement.

12.       Reasonableness Acknowledgment. Employee agrees and acknowledges that the terms and conditions of the foregoing restrictive covenants are reasonable and necessary for the protection of the business, assets, trade secrets, confidential information and goodwill of the Corporation and that the consideration provided for herein, including any contemporaneously signed agreements is sufficient to fully and adequately compensate the Employee for agreeing to such restrictions during and following termination of his employment.

13.       Miscellaneous. As used herein, whenever appropriate the masculine gender shall refer to the feminine gender. This Agreement shall inure to the benefit of and shall be enforceable by Employer, its successors and assigns, and shall be binding on Employee, His heirs, personal representatives and administrators. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, Employer and Employee agree that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions thereof shall remain in full force and effect. Any court of competent jurisdiction may so modify or amend the objectionable provision as to make it valid, reasonable and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first written above.

GENERAC POWER SYSTEMS, INC.
/s/ Clement Feng
(“Employer”)		(“Employee”)

Sign:	/s/ Todd K. Wiedenhoeft	Sign:	Clement Feng

By:	Todd K. Wiedenhoeft	Date:	9-5-07

Title:	HR Generalist